Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Global System Dynamics, Inc. (formerly DarkPulse, Inc.) (the “Company”) of our report dated April 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Global System Dynamics, Inc. (formerly DarkPulse, Inc.) for the year ended December 31, 2020. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

February 14, 2023